EZCORP ACQUIRES 23 PAWN STORES IN MEXICO
AUSTIN, Texas, June 11, 2018 - EZCORP, Inc. (NASDAQ:EZPW), a leading provider of pawn loans in the United States and Latin America, announced that it has acquired an additional 23 pawn stores in Mexico. These stores, operating under the name “Presta Dinero,” give EZCORP a presence in a number of cities within seven central-Mexico states in which the Company already has “Empeño Fácil” stores. EZCORP now owns and operates a total of 921 pawn stores, 45% (411) of which are located in Latin America.
Stuart Grimshaw, EZCORP Chief Executive Officer stated: “The acquisition of the Presta Dinero stores continues our disciplined growth strategy in Latin America, where we have increased our store count by 67% so far this fiscal year through acquisitions and new store openings, adding to our strong same store growth. We expect this acquisition to be immediately accretive to our earnings, and we also see opportunities to enhance the profitability of the stores through the expansion of general merchandise pawn loan and retail activities.
“The Presta Dinero stores complement our existing Empeño Fácil stores nicely, allowing us to achieve synergies in management and administration while giving us presence in new cities and neighborhoods.
“This acquisition further enhances the market leading growth we are delivering in Latin America, and we expect it to provide opportunities for further growth and earnings accretion in some very attractive markets.”
The acquisition was completed earlier today, and the purchase price was paid in cash.
ABOUT EZCORP
Formed in 1989, EZCORP is a leading provider of pawn loans in the United States and Latin America. It also sells merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on the NASDAQ stock market under the symbol EZPW and is a member of the Russell 2000 Index, S&P SmallCap 600 Index, S&P 1000 Index and NASDAQ Composite Index.
FORWARD LOOKING STATEMENTS
This announcement contains certain forward-looking statements regarding the company’s strategy, initiatives and expected performance. These statements are based on the company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the company's strategy, initiatives and future performance, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates, will, should or may occur in the future, including future financial or operating results, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors, foreign currency rate fluctuations or current or future litigation. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contact:
Jeff Christensen
Vice President, Investor Relations
Email: jeff_christensen@ezcorp.com
Phone: (512) 437-3545